Exhibit 3.159

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

*****

Warner/Chappell Music, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted resolutions proposing and declaring advisable the elimination of the series of preferred stock and the amendment to the Certificate of Incorporation of said corporation, as follows:

RESOLVED, that the Board of Directors hereby recommends the elimination from the Certificate of Incorporation of the Corporation of all references to the previously authorized series of Preferred Stock as none of the authorized shares of Preferred Stock are outstanding and none will be issued.

RESOLVED, that the Boyd of Directors hereby recommends that Article FOURTH of the Certificate of Incorporation of the Corporation be amended by striking out the whole of Article FOURTH thereof as it now exists and inserting in lieu and instead thereof a new Article FOURTH to read in its entirety as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 2,000 shares of capital stock, each share having a par value of one cent ($0.01).”

RESOLVED, that the Board of Directors hereby recommends that the aforementioned amendments be submitted to the stockholders of the Corporation for the purpose of approval and adoption of said amendment; and

RESOLVED, that upon stockholder approval of the aforementioned amendments, any officer of the Corporation be, and they hereby are, authorized and directed to execute a Certificate of Amendment to the Certificate of Incorporation of the Corporation and to file such Certificate of Amendment with the Secretary of State of the State of Delaware, and to take such other action as is required to implement the foregoing resolution.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on April 21, 2006.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Paul Robinson, its Vice President, this 20th day of April, 2006.

/s/ Paul Robinson
By: Paul Robinson
Title: Vice President

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